Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF MEDIA GENERAL

The unaudited pro forma condensed combined financial information presented below has been derived from the Media General historical consolidated financial statements and the Young historical consolidated financial statements. The pro forma adjustments give effect to the reclassification of outstanding shares of Class A Common Stock and Class B Common Stock into shares of the combined company’s common stock, and the business combination of Media General and Young, including the merger of a wholly owned subsidiary of Media General with and into Young, with Young surviving such merger, and the issuance of shares of the combined company’s common stock to the former equityholders of Young in connection with such business combination. The unaudited pro forma condensed combined financial information should be read in conjunction with (1) Media General Management’s Discussion and Analysis of Financial Condition and Results of Operations and the historical consolidated financial statements of Media General and notes thereto included in Media General’s Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013 and (2) Young Management’s Discussion and Analysis of Financial Condition and Results of Operations and the historical financial statements of Young and the notes thereto included in this Current Report on Form 8-K.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2013 has been prepared as though the transaction and debt refinancing occurred as of January 1, 2012 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 has been prepared as though the transaction and debt refinancing occurred as of January 1, 2012. The unaudited pro forma condensed combined balance sheet information at September 30, 2013 has been prepared as though the transaction and debt refinancing occurred on September 30, 2013. The pro forma adjustments are based on available information and assumptions that Media General management believes are reasonable. Such adjustments are estimates and are subject to change.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and do not purport to represent the actual combined results of operations or the combined financial position of the combined company had the transaction occurred on the dates assumed, nor are they necessarily indicative of future combined results of operations or combined financial position. The unaudited pro forma condensed combined financial statements do not reflect any cost savings or other synergies that the management of Media General and Young believe could have been achieved had the transaction been completed on the dates indicated. Media General’s management expects that the combined company will be able to realize estimated operating and financing synergies of approximately $44 million per year, including those based on reduced corporate overhead and expenses.

The transaction was accounted for as a reverse acquisition using the acquisition method of accounting in accordance with the FASB (ASC 805). Young is the acquirer solely for financial accounting purposes. Accordingly, Young’s cost to acquire Media General has been allocated to the acquired assets, liabilities and commitments based upon their estimated fair values. For purposes of the pro forma financial information contained herein, Young’s purchase price to acquire Media General was estimated based on an estimated value per share of Media General of $15.06. The allocation of the purchase price is preliminary and is dependent upon certain valuations that have not progressed to a stage where there is sufficient information to make a final allocation.

The actual amounts recorded as of the completion of the transaction may differ materially from the information presented in the unaudited pro forma condensed combined financial statements as a result of several factors, including the following:

●

changes in Media General’s net assets between the pro forma balance sheet date of September 30, 2013 and the closing of the transaction, which could impact the preliminary estimated purchase price or the preliminary estimated fair value as of the effective date of the transaction;

●	the value of the combined company as of November 12, 2013, the effective date of the transaction; and

●	other changes in net assets that may have occurred prior to the completion of the transaction, which could cause material difference in the information presented.

The unaudited pro forma condensed combined financial statements constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Risk Factors” in this Current Report on Form 8-K and “Cautionary Statement Concerning Forward-Looking Statements” in Media Generals Annual Report on Form 10-K.

Media General, Inc.

Pro Forma Condensed Combined Balance Sheet as of September 30, 2013

(Unaudited, in thousands except per share amounts)

	Young Historical	Media General Historical	Pro Forma Adjustments		Adjustments for Debt Refinancing		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$16,919	$15,415	$(17,820)	(1a)	$37,499	(1k)	$52,013
Trade accounts receivable, net	42,710	58,667	-		-		101,377
Current portion of program license rights	282	10,210	(9,586)	(1b)	-		906
Current deferred tax asset	1,647	-	5,376	(1c)	-		7,023
Prepaid expenses and other current assets	7,658	8,588	-		-		16,246
Total current assets	69,216	92,880	(22,030)		37,499		177,565

Property and equipment, net	102,970	160,353	23,049	(1d) (1e)	-		286,372
Program license rights, excluding current portion	44	498	-		-		542
Equity investments	2,914	-	-		-		2,914
Deferred tax asset long term	14,339	-	15,535	(1c)	-		29,874
Broadcast licenses	213,900	173,698	185,702	(1e)	-		573,300
Goodwill	54,252	247,149	270,292	(1e)	-		571,693
Definite lived intangible assets, net	30,335	25,233	188,847	(1e)	-		244,415
Other assets, net	1,178	50,065	(32,512)	(1d) (1f)	10,019	(1l)	28,750
Total assets	$489,148	$749,876	$628,883		$47,518		$1,915,425

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Trade accounts payable	$4,611	$11,920	$-		$-		$16,531
Accrued salaries and wages	5,456	5,028	-		-		10,484
Other accrued expenses and other current liabilities	22,128	28,950	(3,810)	(1a)	(4,676)	(1m)	42,592
Current installments of program license liability	343	10,212	(9,586)	(1b)	-		969
Current installments of long-term debt	17,513	-	-		(6,296)	(1n)	11,217
Current installments of obligation under capital leases	152	10	-		-		162
Total current liabilities	50,203	56,120	(13,396)		(10,972)		81,955

Deferred income tax and other long-term tax liabilities	24	68,091	(68,091)	(1c)	-		24
Long-term debt	133,254	296,454	31,452	(1g)	444,623	(1n)	905,783
Long-term debt - Media General related party	-	291,934	83,326	(1g)	(375,260)	(1n)	-
Obligations under capital leases, excluding current installments	1,186	5	-		-		1,191
Other liabilities	6,887	254,461	(41,353)	(1h)	-		219,995
Total liabilities	191,554	967,065	(8,062)		58,391		1,208,948

Stockholders' equity (deficit):	-	-	-		-		-
Common stock	0.7	140,769	425,996	(1i) (1j)	-		566,766
Additional paid-in capital	132,999	24,794	(157,793)	(1i) (1j)	-		-
Accumulated other comprehensive loss	(987)	(215,884)	215,884	(1j)	-		(987)
Retained earnings (accumulated deficit)	166,233	(166,868)	152,858	(1a) (1j)	(9,842)	(1o)	142,381
Total stockholders’ equity (deficit)	298,246	(217,189)	636,945		(9,842)		708,160
Noncontrolling interests	(652)	-	-		(1,031)	(1o)	(1,683)
Total stockholders’ equity (deficit)	297,594	(217,189)	636,945		(10,873)		706,477
Total liabilities and stockholders' equity (deficit)	$489,148	$749,876	$628,883		$47,518		$1,915,425

 ____________________________
(1a)

Reflects the impact of transaction-related expenses on the condensed combined financial statements of Young and Media General. As of September 30, 2013, the combined company expects to pay total transaction-related expenses of approximately $30 million. The combined company has incurred $16 million of transaction-related expenses through September 30, 2013 which is reflected in the historical retained earnings balance. For pro forma presentation purposes, retained earnings was decreased by $14 million for transaction-related costs not yet incurred, cash was decreased by $17.8 million for transaction-related expenses which are expected but not yet paid and accrued expenses and other liabilities were decreased by $3.8 million for transaction-related expenses incurred but not yet paid as of September 30, 2013.

(1b)	Reflects an adjustment to broadcast film right asset and liability balances for certain broadcast programs to make the treatment consistent with Young’s accounting policy.

(1c)

Reflects the recordation of deferred tax assets for the difference between the book and tax basis of assets acquired as a result of purchase accounting. The preliminary purchase price allocation assumes no valuation allowance on Media General’s net operating loss carryforwards.

(1d)	Reflects the reclassification of Media General’s software costs of $4.2 million to fixed assets to make the treatment consistent with Young’s accounting policy.

(1e)

Reflects an adjustment to record identifiable tangible and intangible assets of Media General at their preliminary estimated fair value. The allocation of purchase price is subject to change as the appraisals are completed and more facts become known.

(1f)	Reflects the elimination of Media General’s existing unamortized debt issuance costs of $28.3 million in order to present the debt at fair value.

(1g)	Reflects adjustments to present Media General’s long-term debt at fair value as of September 30, 2013.

(1h)

Represents a $49 million reduction in Media General’s retirement and postretirement liabilities to reflect the estimated funded status as of September 30, 2013. This reduction is offset by a $7.6 million unfavorable term loan interest liability due to a decrease in market interest rates subsequent to execution of the term loan agreement in July 2013.

(1i)

Represents estimated purchase price assuming outstanding shares of Media General common stock as of September 30, 2013, no par value (at a price of $15.06/share) and an estimate of the fair value of vested equity awards. As of September 30, 2013, Media General had 27,605,235 outstanding shares of Class A common stock, 548,564 shares of Class B common stock. Media General issued 60,193,351 shares of common stock to Young equityholders at closing. Immediately following closing, certain shareholders received 828,885 shares of Non-Voting Common Stock. The remaining shareholders received Voting Common Stock.

(1j)	Eliminate Media General’s historical stockholders’ deficit in connection with purchase accounting adjustments.

For purposes of these Pro Forma Condensed Combined Financial Statements the estimated purchase price was allocated based on preliminary estimated fair value as follows (in thousands):

Estimated purchase price	$433,766

Working capital acquired	(36,760)
Property, plant & equipment	(183,402)
FCC licenses (indefinite lived)	(359,400)
Network affiliations (15 year estimated useful life)	(154,700)
Advertiser relationships (7 year estimated useful life)	(58,010)
Favorable lease assets (10 year estimated useful life)	(1,370)
Other assets acquired	(18,051)
Long-term debt assumed	703,171
Pension, post-retirement and post-employment liabilities assumed	183,688
Other liabilities assumed	29,420
Deferred income tax asset recorded in conjunction with acquisition	(20,911)
Excess of cost over fair value of net identifiable assets of acquired businesses	$517,441

(1k)	Represents net cash retained by Media General following drawdown of the term loan.

(1l)

Reflects $11 million of debt issuance costs paid by Media General upon drawdown of the term loan offset by $1 million of debt issuance costs written-off upon payoff of Young and Shield Media’s existing long-term debt.

(1m)	Eliminate accrued interest upon extinguishment of existing long-term debt.

(1n)

Represents adjustments necessary to extinguish existing long-term debt and replace with Media General’s $885 million term loan and Shield Media’s $32 million term loan, both consummated November 12, 2013.

(1o)	Represents write-off of debt issuance costs and debt discount upon payoff of Young and Shield Media’s existing long-term debt and additional interest accrued subsequent to September 30, 2013.

Media General, Inc.

Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2013

(Unaudited, in thousands except per share amounts)

	Young Historical	Media General Historical	Pro Forma Adjustments		Adjustments for Debt Refinancing		Pro Forma Combined
Net operating revenue	$159,924	$234,448	$-		$-		$394,372
Operating expenses, excluding depreciation expense	59,399	87,220	(4,305)	(2a)	-		142,314
Amortization of program license rights	7,433	8,168	-		-		15,601
Station selling, general and administrative expenses	42,984	69,055	4,106	(2a)	-		116,145
Depreciation and amortization	13,616	17,996	16,168	(2b)	-		47,780
(Gain) loss on disposal of property and equipment, net	(32)	78	-		-		46
Corporate overhead, excluding depreciation and amortization expense	4,731	24,621	1,747	(2c)	-		31,099
Merger-related expenses	7,623	8,389	(16,012)	(2d)	-		-
Operating income	24,170	18,921	(1,704)		-		41,387

Interest expense	(6,143)	(28,781)	7,962	(2e)	(2,428)	(2h)	(29,390)
Interest expense - Media General related party	-	(30,297)	10,239	(2e)	20,058	(2h)	-
Other, net	(79)	(132)	(199)	(2a)	-		(410)
	(6,222)	(59,210)	18,002		17,630		(29,800)

Income before income taxes	17,948	(40,289)	16,298		17,630		11,587
Provision for income taxes	(7,345)	(7,725)	(6,519)	(2f)	(7,052)	(2f)	(28,641)
Income (loss)from continuing operations	10,603	(48,014)	9,779		10,578		(17,054)
Loss attributable to noncontrolling interests	(694)	-	-		451	(2i)	(243)
Income (loss) from continuing operations attributable to Company	$11,297	$(48,014)	$9,779		$10,127		$(16,811)

Income (loss) from continuing operations per common share (basic)	$172.66	-	-		-	(2g)	$(0.19)

Weighted average common shares (basic)	65	-	-		-	(2g)	88,976

Income (loss) from continuing operations per common share (assuming dilution)	$137.12	-	-		-	(2g)	$(0.19)

Weighted average common shares (assuming dilution)	82	-	-		-	(2g)	88,976

____________________________
(2a)	Reflects the reclassification of certain operating costs to make consistent with Young’s accounting policy.

(2b)

Reflects the increase in the depreciation and amortization expense resulting from purchase price adjustment of tangible and intangible assets to preliminary estimated fair value. Depreciation and amortization is based on the estimated remaining useful life.

(2c)

Reflects the recordation of estimated expense for amortization of deferred stock units issued to certain named executive officers upon consummation of the acquisition and the incremental expense attribution for the fair value of equity awards relating to post-combination service for the nine months ended September 30, 2013.

(2d)	Reflects the elimination of transaction-related expenses incurred during the nine months ended September 30, 2013, for pro forma presentation purposes.

(2e)	Replaces Media General’s existing debt issuance and debt discount expense amortization with amortization of a new debt premium as a result of recording debt at fair value in purchase accounting.

(2f)	Reflects the tax effect of pro forma adjustments using the statutory rate in effect for the period presented.

(2g)	Assumes that 89 million fully diluted shares of common stock (as of September 30, 2013) were outstanding for the entire period.

(2h)

Reflects adjustments to interest expense with the assumption that $885 million Media General term loan and $32 million Shield Media term loan, both consummated November 12, 2013, were outstanding for the entire period.

(2i)	Reflects interest savings on Shield Media term loan compared to previous facility.

Media General, Inc.

Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2012

(Unaudited, in thousands except per share amounts)

	Young Historical	Media General Historical*	Pro Forma Adjustments		Adjustments for Debt Refinancing		Pro Forma Combined
Net operating revenue	$228,183	$359,722	$-		$-		$587,905
Operating expenses, excluding depreciation expense	68,899	115,258	(7,329)	(3a)	-		176,828
Amortization of program license rights	9,022	10,738	-		-		19,760
Station selling, general and administrative expenses	55,000	88,235	6,950	(3a)	-		150,185
Depreciation and amortization	16,179	25,059	20,493	(3b)	-		61,731
(Gain) loss on disposal of property and equipment, net	59	2,062	-		-		2,121
Corporate overhead, excluding depreciation and amortization expense	23,531	31,705	3,327	(3c)	-		58,563
Operating income	55,493	86,665	(23,441)		-		118,717

Interest expense	(7,830)	(51,566)	11,526	(3d)	8,734	(3g)	(39,136)
Interest expense - Media General related party	-	(26,468)	11,666	(3d)	14,802	(3g)	-
Debt modification and extinguishment costs	-	(35,415)	-		-		(35,415)
Other income (expenses), net	8,680	458	(379)	(3a)	-		8,759
	850	(112,991)	22,813		23,536		(65,792)

Income before income taxes	56,343	(26,326)	(628)		23,536		52,925
Provision for income taxes	(20,380)	(13,631)	251	(3e)	(9,414)	(3e)	(43,174)
Income (loss) from continuing operations	35,963	(39,957)	(377)		14,122		9,751
Income attributable to noncontrolling interests	42	-	-		(1,002)	(3h)	(960)
Income (loss) from continuing operations attributable to Company	$35,921	$(39,957)	$(377)		$15,124		$10,711

Income from continuing operations per common share (basic)	$602.41	-	-		-	(3f)	$0.12

Weighted average common shares (basic)	60	-	-		-	(3f)	88,976

Income from continuing operations per common share (assuming dilution)	$385.83	-	-		-	(3f)	$0.12

Weighted average common shares (assuming dilution)	93	-	-		-	(3f)	88,976

 ____________________________

*Media General's fiscal year represents the period December 26, 2011 through December 31, 2012.

(3a)	Reflects the reclassification of certain operating costs to make consistent with Young’s accounting policy.

(3b)

Reflects the increase in the depreciation and amortization expense resulting from purchase price adjustment of tangible and intangible assets to preliminary estimated fair value. Depreciation and amortization is based on the estimated remaining useful life.

(3c)

Reflects the recordation of estimated expense for amortization of deferred stock units issued to certain named executive officers upon consummation of the acquisition and the incremental expense attribution for the fair value of equity awards relating to post-combination service for the year ended December 31, 2012.

(3d)	Replaces Media General’s existing debt issuance and debt discount expense amortization with amortization of a new debt premium as a result of recording debt at fair value in purchase accounting.

(3e)	Reflects the tax effect of pro forma adjustments using the statutory rate in effect for the period presented.

(3f)	Assumes that 89 million fully diluted shares of common stock (as of September 30, 2013) were outstanding for the entire period.

(3g)	Reflects adjustments to interest expense with the assumption that $885 million Media General term loan and $32 million Shield Media term loan were outstanding for the entire period.

(3h)	Reflects additional interest expense on Shield Media term loan as if loan were outstanding for the entire period presented.

****

The unaudited pro forma combined condensed financial statements do not reflect certain events that have occurred or may occur after the transaction. As such, the combined company’s financial statements may be materially different than the pro forma financial statements presented. The following material items related to Young and Media General are not reflected in the unaudited pro forma combined condensed financial statements:

1.

The operating results of WXXA and WLAJ – operated by Young under shared services arrangements – for periods prior to December 2012 and March 2013, respectively, have not been included in the pro forma results. Additionally, steps taken by Young management to improve the profitability of these stations by combining resources with other stations that they own have not been reflected.

2.

Total transaction costs are estimated to be $30 million, which is reflected on the balance sheet as adjustment (1a), as required by the pro forma rules. GAAP requires these costs to be recorded as period expenses.

3.

The combined company made $50 million of contributions to Media General’s qualified pension plan subsequent to the transaction. This is expected to result in an annualized $3.5 - $4 million of savings in pension expense.

4.

The pro forma condensed combined statements of operations reflect historical income tax expense of Young and Media General and the tax effect of pro forma adjustments at the statutory rate. Media General’s historical tax expense was primarily related to the need for additional valuation allowance in connection with the tax amortization of indefinite-lived intangible assets that is not available to offset existing deferred tax assets (termed a “naked credit”). As indicated in adjustment (1c) to the balance sheet, Media General expects that its deferred tax assets will not be offset by a valuation allowance in purchase price allocation. Consequently, the effective tax rate of the combined company is expected to be closer to Young’s historical effective tax rate than Media General’s historical effective tax rate.

5.	Following the transactions, operating synergies of approximately $15 million are expected to be achieved.